EXHIBIT 1

Piercing Pagoda Completes Purchase of Florida Licensee

September 2, 1998 08:32 a.m.

BETHLEHEM, Pa. -- (BUSINESS WIRE) -- September 2, 1998 -- Piercing Pagoda, Inc. PGDA announced Wednesday that is has purchased the operations of its sole licensee, Piercing Pagoda of Florida Inc., which operates 22 stores in the State of Florida. In connection with the acquisition, which was structured as a cash for stock purchase, the license agreement between Piercing Pagoda Inc. and Piercing Pagoda of Florida Inc. was terminated. The license agreement granted exclusive rights to Piercing Pagoda of Florida Inc. to operate in the State of Florida. The purchase price totaled $11.0 million dollars. The president of Piercing Pagoda of Florida Inc., Richard
P. Russ, will join Piercing Pagoda Inc. as a corporate vice president.  John
F. Eureyecko, President and Chief Operating Officer, commented, "This acquisition represents a significant step in securing our position within one of our most important states. This purchase will add 22 high volume locations and a management team with over 25 years of experience. Richard Russ has worked with the Company since its inception and we look forward to benefiting from his many years of experience." Eureyecko added, "The State of Florida presents the Company with many significant opportunities for expansion. We anticipate that this acquisition will not be dilutive to earnings in the current year and should have a positive impact on earnings in our next fiscal year and beyond, as the Company will now be able to freely expand in the sate." Piercing Pagoda Inc. is the largest specialty retailer of gold jewelry through kiosk stores in the United States, currently operating over 900 stores in 47 states and Puerto Rico. The Company primarily operates under the names Piercing Pagoda, Plumb Gold, and Slver & Gold Connection. The Company offers an extensive selection of popular priced 14 karat and 10 karat gold chains, bracelets, earrings, charms and rings, as well as a selection of silver jewelry, all in basic styles at everyday low prices.

Certain statements included herein are forwarded looking statements within the meaning of the Private Litigation Reform Act of 1995, including, but not limited to, statements relating to anticipated results of operations. A variety of factors could cause the Company's actual results to differ materially. The risks and uncertainties include, but are not limited to, the ability to obtain favorable store locations on satisfactory lease terms, the Company's ability to finance expansion plans and other factors described in the Company's Quarterly Report on the Form 10-Q for the quarter ended June 30, 1998.